UiPath Chief Financial Officer Ashim Gupta Takes on Expanded Role as Chief Operating Officer
NEW YORK, NY, September 5, 2024 – UiPath (NYSE: PATH), a leading enterprise automation and AI software company, today announced Ashim Gupta will be taking on an expanded role as Chief Operating Officer in addition to his responsibilities as Chief Financial Officer. Gupta will continue to report to UiPath CEO and Executive Chairman Daniel Dines and will lead the company’s operations and finance teams. Gupta has been with UiPath since February 2018, joining as Chief Customer Success Officer before moving into the CFO role in late 2019. Prior to joining UiPath, Gupta spent nearly two decades at GE in various finance capacities. The expanded role is effective Sept. 5, 2024.
“During his tenure at UiPath, Ashim has helped to transform our company with his extensive financial and operational capabilities,” said Dines. “He has played a pivotal role in helping us to drive operational efficiencies across the business, while delivering long-term shareholder value and sustained growth at scale. Formalizing his operational leadership with his expanded role as COO will serve the company well now and into the future.”
“I’m grateful to Daniel and to the Board for the opportunity to continue to help grow UiPath and build upon our success,” said Gupta. “I strongly believe in the company’s mission to accelerate human achievement, and to help our customers transform their businesses through AI and automation. We can continue to achieve those outcomes by ensuring that UiPath continues to remain operationally and fiscally strong, and I look forward to working with Daniel as we continue into our next phase of growth.”
About UiPath
UiPath (NYSE: PATH) is on a mission to uplevel knowledge work so more people can work more creatively, collaboratively, and strategically. The AI-powered UiPath Business Automation Platform combines the leading robotic process automation (RPA) solution with a full suite of capabilities to understand, automate, and operate end-to-end processes, offering unprecedented time-to-value. For organizations that need to evolve to survive and thrive through increasingly changing times, UiPath is The Foundation of Innovation™. For more information, visit www.uipath.com.
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